      [LOGO] VYTERIS

The Human Touch of Innovation


CONTACTS:
Michael G. McGuinness                             Melody A. Carey
Chief Financial Officer                           Rx Communications Group, LLC
Vyteris, Inc.                                     (917) 322-2571
(201) 703-2418                                    mcarey@rxir.com


FOR IMMEDIATE RELEASE


            VYTERIS HOLDINGS ANNOUNCES THE EFFECTIVENESS OF ITS SB-2
                REGISTRATION STATEMENT AND OTHER CORPORATE EVENTS

FAIR LAWN, NJ, MAY 16, 2005 - Vyteris Holdings (Nevada) Inc. (OTCBB: VYHN), formerly Treasure Mounting Holdings, Inc. and the parent corporation of Vyteris, Inc., announced today that the SEC has declared effective its Registration Statement covering 12,960,174 shares of its common stock. The 12,990,174 shares consist of 7,819,620 outstanding shares and 5,140,554 shares covered by outstanding warrants. The Registration Statement relates solely to the resale of shares of common stock owned by certain stockholders of the company. Vyteris Holdings will not receive any proceeds from the sale of shares by the selling stockholders, but will receive proceeds to the extent that such warrants are exercised though cash payments.

Vincent De Caprio, Ph.D., President and Chief Executive Officer of Vyteris Holdings, commented: "During the past few weeks, we have reached several milestones in our corporate development. With the support of our stockholders, we have:

o changed our name, so as to associate our holding company with the goodwill that our Vyteris, Inc. subsidiary has developed;

o       effected a one for ten reverse stock split in our common stock;

o increased our post-split authorized shares to 100,000,000 shares of common stock and 50,000,000 shares of preferred stock.;

o completed the registration process that we commenced in November 2004, enabling stockholders with registration rights to sell their common stock pursuant to a prospectus that we have prepared; and

o changed our OTC Bulletin Board symbol, effective this morning, to "VYHN".

                                     (more)

We are pleased to advise our selling stockholders that we are in the process of printing and delivering to them copies of the prospectus included within our registration statement. Once they have their prospectuses, the selling stockholders will be permitted to sell in the market those shares which are covered by the prospectus."


ABOUT VYTERIS
Vyteris Holdings (Nevada), Inc. is a specialty pharmaceutical company organized to develop and manufacture pharmaceutical products based upon its advanced drug delivery technology. The Company's Actyve(TM) transdermal drug delivery (iontophoresis) technology delivers drugs comfortably through the skin using low-level electrical energy. This technology allows precise dosing, thus providing physicians and patients with unparalleled control in the rate, dosage and pattern of delivery. The Company's LidoSite(TM) product provides dermal analgesia prior to venipuncture (IV catheter insertions, blood draws, etc.) and superficial dermatological procedures. LidoSite(TM) received marketing clearance from the U.S. Food and Drug Administration and is marketed by B. Braun Medical Inc. For more information visit WWW.VYTERIS.COM.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                                      # # #